CH ENERGY GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES               EXHIBIT (12) (i)

                                                            2006            2005                Year Ended December 31,
                                                     -------------------  --------  ----------------------------------------------
                                                     3 Months  12 Months  3 Months
                                                      Ended      Ended     Ended
                                                      Dec 31    Dec 31     Dec 31     2005     2004     2003        2002     2001
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
        Earnings: ($000)
A.        Net Income from Continuing Operations      $  9,746  $  43,084  $ 11,672  $44,291  $42,423  $43,985     $36,453  $50,835
B.        Preferred Stock Dividends                       242        970       242      970      970    1,387       2,161    3,230
C.        Federal and State Income Tax                  4,520     23,769     7,831   25,819   31,256   30,435      22,294   (3,338)
   Less   Income from Equity Investments                  480      1,754       987    1,484      922      865         749    1,922
   Plus   Cash Distribution from Equity Investments       231      1,005     1,522    1,833    1,776    1,249         959    3,934
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
D.        Earnings before Income Taxes and Equity
            Inv.                                     $ 14,259  $  67,074  $ 20,280  $71,429  $75,503  $76,191     $61,118  $52,739
                                                     ========  =========  ========  =======  =======  =======     =======  =======
E.        Fixed Charges
            Interest on Mortgage Bonds                      0          0         0        0        0      570       2,136    5,211
            Interest on Other Long-Term  Debt           4,286     16,425     3,639   13,826   11,488   10,699       9,819   10,446
            Other Interest                                774      3,622       825    2,577    5,517    9,828 (1)  11,659   12,837
            Interest Portion of Rents (2)                 313      1,112       281    1,077    1,192    1,040         749      801
            Amortization of Premium & Expense on
              Debt                                        256        991       251    1,043    1,066    1,159       1,249    1,350
            Preferred Stock Dividends Requirements
              of Central Hudson                           332      1,411       389    1,457    1,594    2,243       3,346    3,154
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
                Total Fixed Charges                  $  5,961  $  23,561  $  5,385  $19,980  $20,857  $25,539     $28,958  $33,799
                                                     ========  =========  ========  =======  =======  =======     =======  =======
   Less   Preferred Stock Dividends Requirements
            of Central Hudson                             332      1,411       389    1,457    1,594    2,243       3,346    3,154
F.        Total Earnings                             $ 19,888  $  89,224  $ 25,276  $89,952  $94,766  $99,487     $86,730  $83,384
                                                     ========  =========  ========  =======  =======  =======     =======  =======

        Preferred Dividend Requirements:
G.        Allowance for Preferred Stock Dividends
            Under IRC Sec 247                        $    242  $     970  $    242  $   970  $   970  $ 1,387 (1) $ 2,161  $ 3,230
H.        Less Allowable Dividend Deduction               (32)      (127)      (32)    (127)    (127)    (127)       (127)    (127)
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
I.        Net Subject to Gross-up                         210        843       210      843      843    1,260       2,034    3,103
J.        Ratio of Earnings before Income
            Taxes and Equity Inv. to Net Income
              (D/(A+B))                                 1.428      1.523     1.702    1.578    1.740    1.679       1.583    0.975
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
K.        Preferred Dividend  (Pre-tax) (I x J)           300      1,284       357    1,330    1,467    2,116       3,219    3,027
L.        Plus Allowable Dividend Deduction                32        127        32      127      127      127         127      127
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
M.        Preferred Dividend Factor                       332      1,411       389    1,457    1,594    2,243       3,346    3,154
                                                     ========  =========  ========  =======  =======  =======     =======  =======

N.        Ratio of Earnings to Fixed Charges (F/E)        3.3        3.8       4.7      4.5      4.5      3.9         3.0      2.5
                                                     ========  =========  ========  =======  =======  =======     =======  =======

(1) Reflects SFAS No. 150, titled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.

(2) The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.